EXHIBIT 10.2

CREDIT AGREEMENT

by and between

CROSSROADS SYSTEMS, INC.

as Borrower

and

FORTRESS CREDIT CO LLC

as Lender

TOTAL COMMITMENT — $10,000,000.00

July 22, 2013

-i

(continued)

-ii-

(continued)

-iii-

(continued)

SCHEDULES

Disclosure Schedule

Schedule 1.1 - Collateral

Schedule 1.1 - ‘972 Patents

EXHIBITS

Form of

A	Compliance Certificate
B-1	Security and Guaranty Agreement (SPE)
B-2	Security and Guaranty Agreement (Texas)
C	Patent Assignment Agreement
D	Patent License Agreement
E	Loan Payment/Advance Request Form
F	Warrant
G-1	Pledge and Security Agreement (SPE)
G-2	Pledge and Security Agreement (Texas)
H	Registration Rights Agreement
I	Conduct of Business Provisions
J	Perfection Certificate
K	Borrowing Resolutions

-iv-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) entered into as of July 22, 2013 (the “Effective Date”) between FORTRESS CREDIT CO LLC, a Delaware limited liability company (“Lender”), and Crossroads Systems, Inc., a Delaware corporation (“Borrower”), is as follows:

SECTION 1.         DEFINITIONS AND ACCOUNTING TERMS

1.1          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“‘972 Patents” means the patents and patent applications described on “Schedule 1.1 - ‘972 Patents” attached hereto and any patents and patent applications that claim priority to or share priority with such patents and patent applications, including any divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, and including any Patent Rights associated with any of the foregoing.

“‘972 Monetization Event” means the license or Transfer of the ‘972 Patents.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Affiliate Sale” is defined in the Limited Partnership Agreement.

“Agreement” is defined in the preamble.

“Applicable Rate” means 10.0% per annum.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended October 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Borrower” is defined in the preamble.

“Borrowing Resolutions” means those resolutions in substantially the form attached hereto as Exhibit K.

“Business Combination” means the merger, combination or consolidation of Borrower with or into any Person or the sale of all or substantially all of the assets, stock or other evidence of beneficial ownership of Borrower. For the avoidance of doubt,  a ‘972 Monetization Event and a sale of the “StrongBox” product line as permitted in Sections 8.1(c) and (f), respectively, shall not constitute a Business Combination.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks are authorized to close under the Laws of the State of New York.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change of Control” means an event or series of events by which:

(a)          during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period; (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (iv) whose election or nomination to that board or other equivalent governing body was approved or proposed by Lender or an Affiliate of Lender; or (v) whose election, nomination or appointment was done by the holders of Borrower's Series F convertible preferred stock; or

(b)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any person or entity (or any Affiliate of any such person or entity) that was issued shares of Borrower's Series F convertible preferred stock by Borrower) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Code” means the means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) all of the Collateral as defined on “Schedule 1.1 - Collateral” attached hereto; (b) all products, proceeds, rents and profits of the foregoing; (c) all of Borrower’s books and records related to any of the foregoing; and (d) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights.

“Commitment Fee” means a cash payment in the amount of Fifty Thousand Dollars ($50,000.00) that was paid by Borrower to Lender on or around April 29, 2013.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit A.

“Consent Conditions” means each of the following, in form and substance reasonably satisfactory to the Lender, has been duly executed, delivered and, to the extent necessary, filed in the sequence, at the times, and otherwise in accordance with the terms and conditions of this Agreement: (a) SPE’s Organization Documents; (b) the Guaranty duly executed by SPE; (c) the Patent License Agreement; (d) the Patent Assignment Agreement; (e) the Pledge and Security Agreement (SPE); (f) the Pledge and Security Agreement (Texas); and (g) the Guaranty duly executed by Crossroads Texas.

“Contingent Obligation” means, for any Person, any direct or indirect monetary liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Crossroads Texas” means Crossroads Systems (Texas), Inc., a wholly-owned subsidiary of Borrower.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means the Applicable Rate plus 400 basis points.

“Disclosure Schedule” means the Disclosure Schedule attached hereto.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” is defined in Section 9.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender (including any successor to Lender or to the rights of Lender under this Agreement) as a result of Lender changing its lending office or assigning its interests or rights under this Agreement; (c) Taxes attributable to Lender’s failure to comply with Section 2.3(e); and (d) any U.S. federal withholding Taxes imposed under the Foreign Account Tax Compliance Act (“FACTA”) as a result of Lender not being in compliance with FACTA or Lender failing to provide Borrower with all forms reasonably requested by Borrower establishing an exemption from U.S. federal withholding Taxes imposed under FACTA.

“Final Payment” means, with respect to a Term Loan, a payment (in addition to and not as a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of such Term Loan, multiplied by the Final Payment Percentage, which shall be due on the earlier of (a) the final Scheduled Payment Date for such Term Loan or (b) the acceleration or prepayment of such Term Loan.

“Final Payment Percentage” means, for each Term Loan, three percent (3.0%).

“Financing Statements” is defined in Section 7.18(h).

“Funding Date” means the date on which Lender makes a Term Loan.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person that executes and delivers a Guaranty, or becomes a party to a Guaranty by joinder or otherwise.

“Guaranty” means a Security and Guaranty Agreement by SPE or Crossroads Texas substantially in the form attached hereto as Exhibit B-1 o Exhibit B-2, respectively, individually or collectively, as the case may be.

“Hazardous Materials” means all flammable explosives, radioactive materials, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit; (b) obligations evidenced by notes, bonds, debentures or similar instruments; (c) capital lease obligations; and (d) Contingent Obligations relating to any indebtedness or obligations of the kinds described in clause (a), (b) or (c) preceding.

“Indemnitee” is defined in Section 13.2(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“IRS” means the United States Internal Revenue Service.

“Insolvency Proceeding” means any proceeding under any Debtor Relief Law.

“Intellectual Property” means all right, title and interest in and to the following: (a) Patents and (b) claims for damages for past, present and future infringement of any of the foregoing.

“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including Equity Interests and other securities), and any loan, advance or capital contribution to any Person.

“Investment Collateral” is defined in Section 7.18(n).

“Knowledge” means the actual knowledge, after reasonable investigation, of a Responsible Officer.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” is defined in the preamble.

“Lender Expenses” means all reasonable fees, costs and expenses (including attorneys’ fees and audit fees and expenses) incurred by Lender for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents and Transaction Documents (including those incurred in connection with appeals, workouts, restructuring or Insolvency Proceedings) or otherwise incurred by Lender with respect to Borrower; provided, that if the Loan Documents and the Transaction Documents are executed prior to July 24, 2013, Borrower shall not be obligated to reimburse Lender for Lender Expenses in connection with the preparation and negotiation of the Loan Documents and Transaction Documents, and the completion of the transactions contemplated thereby, in excess of Two Hundred Thousand Dollars ($200,000.00).

“Liabilities” is defined in Section 7.20(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation Event” has the meaning set forth in the Limited Partnership Agreement.

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of KIP CR P1 LP, a Delaware limited partnership, between Borrower and Affiliates of Lender, dated as of the date hereof.

“Loan Documents” means this Agreement, the Notes, the Warrant, the Perfection Certificate, each Guaranty, the Pledge and Security Agreements, the Patent Assignment Agreement, the Registration Rights Agreement, any other present or future agreement by a Loan Party for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Document to which it is a party; (c) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (as represented in, and subject to the qualifications contained in, Section 6.4), in each case as determined by Lender in its reasonable discretion.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Nonconsolidation and True Sale Opinion” has the meaning as set forth in the definition of “Consent Conditions” definition in Section 1.1.

“Note” means a promissory note made by Borrower in favor of Lender evidencing a Term Loan.

“Obligations” means all of Borrower’s Indebtedness under the Loan Documents (other than the Warrant), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest that accrues (a) in an Event of Default or (b) after the commencement of any Insolvency Proceeding, whether or not allowed in such Insolvency Proceeding.

“OFAC” is defined in Section 7.20(b).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any rights under any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Excluded Taxes.

“Patent Assignment Agreement” means the Assignment of Patents by Borrower in favor of SPE in the form attached hereto as Exhibit C.

“Patent License Agreement” means a Non-Exclusive License Agreement by and between Borrower and SPE in the form attached hereto as Exhibit D.

“Patents” means all patents and patent applications issued to Borrower, and assigned by Borrower to SPE in accordance with the Patent Assignment Agreement, as described on Exhibit C, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patent Rights” means the following:

(a)          all Patents;

(b)          all patents and patent applications (i) to which any of the Patents directly or indirectly claims priority; or (ii) for which any of the Patents directly or indirectly forms a basis for priority;

(c)          all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, registrations of any item in any of the foregoing categories (a) and (b);

(d)          all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;

(e)          all items in any of the foregoing in categories (b) through (d), whether or not expressly listed as Patents above and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(f)          inventions, invention disclosures, and discoveries described in any of the Patents or any item in the foregoing categories (b) through (e) that (i) are included in any claim in the Patents or any item in the foregoing categories (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Patents or any item in the foregoing categories (b) through (e); or (iii) could have been included as a claim in any of the Patents or any item in the foregoing categories (b) through (e), except to the extent any such inventions, invention disclosures, discoveries or items in the foregoing categories (b)-(e) described in this category (f) are, or are described or claimed in, any ‘972 Patent;

(g)          all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(h)          all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents or any item in any of the foregoing categories (b) through (g), including, without limitation, all causes of action and other enforcement rights for (1) damages; (2) injunctive relief, and (3) any other remedies of any kind for past, current, and future infringement; and

(i)          all rights to collect royalties and other payments under or on account of any of the Patents or any item in any of the foregoing categories (b) through (h), excluding any and all license agreements of Borrower existing prior to the Effective Date.

“Payment/Advance Form” means the form attached hereto as Exhibit E.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means the perfection certificate in the form attached hereto as Exhibit J.

“Permitted Credit Facility” means a credit facility of Crossroads Texas up to $2,000,000, entered into after the Funding Date, from a lender other than Lender, that is either (a) unsecured or (b) to the extent any Liens are granted in favor of such lender, such Liens are completely subordinated to the Liens granted by Crossroads Texas to Lender pursuant to this Agreement and the other Loan Documents; provided that any documentation evidencing such subordination must first be provided to and approved by Lender, whose consent shall not be unreasonably withheld.

“Permitted Indebtedness” means:

(a)          Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b)          Indebtedness existing on the Effective Date and shown on the Disclosure Schedule;

(c)          Subordinated Debt;

(d)          unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)          the Permitted Credit Facility, provided that the outstanding amount thereunder does not exceed $2,000,000.00;

(f)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)          Indebtedness secured by Liens pursuant to clause (c) of the definition of Permitted Liens herein;

(h)          Purchase money Indebtedness and capital leases in an aggregate principal amount not to exceed $100,000 at any time outstanding;

(i)          Additional unsecured Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding;

(j)          extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness listed in clauses (a) through (i) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(k)          if and to the extent that the same constitutes Indebtedness, the Warrant and the warrants to purchase preferred stock of Borrower; and

(l)          if and to the extent that the same constitutes Indebtedness, the preferred stock issued by Borrower and Borrower's obligation to pay dividends thereon.

“Permitted Investments” means:

(a)          Investments (including Investments in Subsidiaries) existing on the Effective Date and shown on the Disclosure Schedule;

(b)          (i) Investments consisting of Cash Equivalents; and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time; provided, that such investment policy (and any such amendment thereto) has been approved in writing by Lender, which approval shall not be unreasonably withheld;

(c)          Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business for Borrower or its Subsidiaries;

(d)          Investments consisting of deposit accounts in which Lender has a perfected security interest;

(e)          Investments (i) by Borrower in Subsidiaries that are not Guarantors not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate in any fiscal year; (ii) by Borrower in Subsidiaries that are Guarantors, including without limitation distributions of Term Loan proceeds and other distributions in the ordinary course; (iii) by Subsidiaries that are Guarantors in other Subsidiaries that are Guarantors or in Borrower; and (iv) by Subsidiaries that are not Guarantors in other Subsidiaries or in Borrower;

(f)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided, that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)          Investments accepted in connection with or resulting from permitted dispositions of assets.

“Permitted Liens” means:

(a)          Liens existing on the Effective Date and shown on the Disclosure Schedule or arising under this Agreement and the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable; or (ii) being contested in good faith and for which adequate reserves are maintained in accordance with GAAP; provided, that no notice of any such Lien has been filed or recorded under the Code;

(c)          purchase money Liens (i) on equipment acquired or held by Borrower or any Subsidiary incurred for financing the acquisition of the equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding or (ii) existing on equipment when acquired, if such Lien is confined to such equipment and the proceeds of such equipment;

(d)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)          Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)          leases or subleases of real property granted in the ordinary course of Borrower’s or any Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s or any Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(h)          with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(i)          non-exclusive, non-transferable and non-sublicensable licenses of Intellectual Property granted to third parties in the ordinary course of business and other licenses of Intellectual Property set forth on the Disclosure Schedule; and

(j)          Liens subordinate to Lender and granted pursuant to the Permitted Credit Facility.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge and Security Agreements” means the Pledge and Security Agreement (SPE) and the Pledge and Security Agreement (Texas), collectively.

“Pledge and Security Agreement (SPE)” means the Pledge and Security Agreement between Borrower and Lender in the form attached hereto as Exhibit G-1.

“Pledge and Security Agreement (Texas)” means the Pledge and Security Agreement between Borrower and Lender in the form attached hereto as Exhibit G-2.

“Pledged Collateral” means the “Collateral” as defined in the Pledge and Security Agreements.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and between the Borrower and the Lender in the form attached hereto as Exhibit H.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower or, as applicable, of a Guarantor.

“Restricted License” means any material license or other material agreement with respect to which Borrower or a Subsidiary is the licensee (a) that prohibits or otherwise restricts such Person from granting a security interest in its interest in such license or agreement or any other property; or (b) for which a default under or termination of could interfere with Lender’s right to sell any Collateral; and (c) has a cost to the Borrower in excess of Fifty Thousand Dollars ($50,000.00) per calendar year.

“Scheduled Payment Date” means each date on which a payment is due pursuant to Sections 2.1(b)(i) or (ii).

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securitization” is defined in Section 7.20(a).

“Securitization Parties” is defined in Section 7.20(a).

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, Contingent Obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE” means KIP CR P1 LP, a Delaware limited partnership.

“Subordinated Debt” means Indebtedness incurred by Borrower and subordinated to the Obligations pursuant to an agreement in form and substance satisfactory to Lender.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower and SPE shall be deemed a Subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by Lender pursuant to Section 2.1(a).

“Term Loan A” is defined in Section 2.1(a).

“Term Loan A Maturity Date” means July 22, 2016.

“Term Loan A Warrant” means a Warrant, in substantially the form attached hereto as Exhibit F, executed by Borrower in favor of Lender or an Affiliate of Lender on the Funding Date of Term Loan A, pursuant to which Lender or its Affiliate, as applicable, shall be entitled to purchase shares of the Borrower’s common stock equal to thirty percent (30.0%) of the original principal amount of Term Loan A.

“Term Loan B” is defined in Section 2.1(a).

“Term Loan B Maturity Date” means the first (1st) day of the month following the thirty (30) month anniversary of the Funding Date for Term Loan B (or, if such Funding Date falls on the first (1st) day of a month, the thirty (30) month anniversary of such Funding Date).

“Term Loan B Warrant” means a Warrant, in substantially the form attached hereto as Exhibit F, executed by Borrower in favor of Lender or an Affiliate of Lender on the Funding Date of Term Loan B, pursuant to which Lender or its Affiliate, as applicable, shall be entitled to purchase shares of the Borrower’s common stock equal to thirty percent (30.0%) of the original principal amount of Term Loan B.

“Threshold Amount” means One Hundred Fifty Thousand Dollars ($150,000.00).

“Transaction Documents” means the Borrower Resolutions, the Compliance Certificate, the Patent License Agreement and the Limited Partnership Agreement.

“Transfer” means to sell, exchange, transfer, assign, hypothecate, pledge or make a gift.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, except as such term may be used in connection with the perfection of a security interest in the Collateral, in which case, the applicable jurisdiction with respect to the affected Collateral shall apply.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Warrant” means collectively, the Term Loan A Warrant and the Term Loan B Warrant.

1.2          Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (c) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; e) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time; and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible, real and personal, assets and properties, including cash, securities, accounts and contract rights.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3          Accounting Terms.

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, at Lender’s request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4          Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2.         LOANS AND TERMS OF PAYMENT

2.1          Term Loans.

(a)          Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make two term loans to Borrower, “Term Loan A” in an amount up to Five Million Dollars ($5,000,000.00) on the Effective Date and, no later than November 30, 2013, “Term Loan B” in an amount up to Five Million Dollars ($5,000,000.00). When repaid, the repaid portion of a Term Loan may not be re-borrowed.

(b)         Principal Repayment.

(i)          For Term Loan A: (A) Borrower shall make monthly payments of interest only commencing on the first (1st) day of the month following the month in which the Funding Date occurs with respect to such Term Loan and continuing thereafter on the first (1st) day of each successive calendar month through and including July 1, 2014; (B) commencing on August 1, 2014 and continuing thereafter on the first (1st) day of each successive calendar month through and including the Term Loan A Maturity Date, Borrower shall make twenty-four (24) equal monthly payments of principal plus accrued and unpaid interest, which would fully amortize such Term Loan; and (C) all unpaid principal and accrued and unpaid interest is due and payable in full on the Term Loan A Maturity Date.

(ii)         For Term Loan B: (A) Borrower shall make monthly payments of interest only commencing on the first (1st) day of the month following the month in which the Funding Date occurs with respect to Term Loan B and continuing thereafter on the first (1st) day of each successive calendar month through and including the first (1st) day of the month that is six (6) months after such Funding Date; (B) commencing on the first (1st) day of the seven (7) month anniversary of the Term Loan B Funding Date and continuing thereafter on the first (1st) day of each successive calendar month through and including the Term Loan B Maturity Date, Borrower shall make twenty-four (24) equal monthly payments of principal plus accrued and unpaid interest, which would fully amortize such Term Loan; and (C) all unpaid principal and accrued and unpaid interest is due and payable in full on the Term Loan B Maturity Date.

(iii)        Term Loans may only be prepaid in accordance with Sections 2.1(c), 2.1(d) and 2.1(e).

(c)          Mandatory Prepayment Upon Acceleration. If the Term Loans are accelerated following the occurrence and during the continuation of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Final Payment; plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d)          Permitted Prepayment of Loans. Borrower shall have the option to prepay all or part of any Term Loan advanced by Lender under this Agreement; provided, that Borrower (i) provides written notice to Lender of its election to prepay such Term Loan at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest for the portion of the Term Loan specified for prepayment in the written notice provided pursuant to clause (i); (B) the Final Payment, if such prepayment is a prepayment of the entire outstanding principal amount of such Term Loan; and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. Each partial prepayment shall be applied to the principal balance in inverse order of maturity.

(e)          Mandatory Prepayment Upon Certain Events. In the event of (i) any Transfer of Borrower’s “StrongBox” product line without the prior written consent of Lender or (ii) the occurrence of any ‘972 Patent Monetization Event, then the net cash proceeds thereof shall be promptly applied by Borrower to repay principal amounts under the Terms Loans, as to all such Transfers or monetization events (as applicable) collectively, not to exceed (A) in the case of clause (i) preceding, the lesser of $5,000,000 or an amount equal to half of the aggregate outstanding principal amount of the Term Loans immediately prior to such prepayment or (B) in the case of clause (ii) preceding, the lesser of the amount necessary to ensure that the aggregate outstanding principal amount of the Term Loans after giving effect to such prepayment does not exceed $5,000,000 or the entirety of such net cash proceeds.

2.2          Interest; Fees; Payments.

(a)          Interest. The outstanding principal balance of the Term Loans shall bear interest at the Applicable Rate; and provided that at all times during the continuation of an Event of Default, the outstanding principal balance of the Term Loans shall bear interest at the Default Rate. All fees, expenses and other Obligations not paid when due shall bear interest at the Default Rate from the date due until paid.

(b)          Fees. Borrower shall pay Lender the following fees:

(i)          Structuring Fee. For each Term Loan, payment (in addition to and not as substitution for the regular monthly payments of principal plus accrued interest or any other payments due hereunder) due on the Funding Date of such Term Loan, equal to the original principal amount of such Term Loan multiplied by one percent (1.0%).

(ii)         Final Payment. On the final Scheduled Payment Date with respect to each Term Loan, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to such Term Loan, an amount equal to the Final Payment for such Term Loan.

(iii)        Lender Expenses. The Lender Expenses; provided, that the amount of any attorneys’ fees included therein shall be reduced by the amount of any Commitment Fee actually received by Lender. Lender Expenses incurred prior to the Effective Date shall be paid on the Effective Date and, when incurred on or after the Effective Date, upon request by Lender.

(c)          Computation. Interest shall be computed on the basis of a 360-day year, actual days elapsed.

(d)          Payments. Interest shall be payable monthly, in arrears, on the first day of each month and on the Term Loan A Maturity Date or Term Loan B Maturity Date, as applicable. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific Time on the date when due. Payments received after 2:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Each payment made by Borrower under a Loan Document is in addition to any payment or distribution to which Lender may be entitled or may receive pursuant to SPE’s Organization Documents, and nothing in any Loan Document shall be construed as limiting, reducing or in any way diminishing any payment or distribution to which Lender may be entitled or may receive under or with respect to such SPE’s Organization Documents.

(e)          Application of Payments. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payment required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.3          Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after making such deduction or withholdings (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b)          Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnification. Borrower shall, and does hereby indemnify Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Lender or required to be withheld or deducted from a payment to Lender, and any Taxes due with respect to the payment of Indemnified Taxes, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)          Evidence of Payments. Upon request by Borrower or Lender, as the case may be, after any payment of Taxes by Borrower or by Lender to a Governmental Authority as provided in this Section 2.3, Borrower shall deliver to Lender or Lender shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Lender, as the case may be.

(e)          Status of Lenders. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Lender shall deliver to Borrower on or prior to the effective date of this Agreement and at such other times as reasonably requested by Borrower, executed originals of IRS Form W-9 certifying or such other documentation that is reasonably requested by Borrower to indicate that Lender is exempt from U.S. federal backup withholding Tax.

(f)          Treatment of Certain Refunds. If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.3, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon Lender’s request, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender if Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event is Lender required to pay any amount to Borrower pursuant to this subsection (i) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid or (ii) during the continuation of an Event of Default. This subsection shall not be construed to require Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g)          Survival. Each party’s obligations under this Section 2.3 shall survive the repayment, satisfaction or discharge of all other Obligations.

SECTION 3.         CONDITIONS OF LOANS

Lender’s obligation to fund any Term Loan is subject to its satisfactory completion of due diligence and the satisfaction or waiver of the following conditions precedent prior to or contemporaneously with the making of the Term Loan.

3.1          Conditions Precedent to Term Loan A. Lender’s obligation to fund Term Loan A is subject to the fulfillment to Lender’s satisfaction of the following conditions:

(a)          Documentation. Lender shall have received, in form and substance satisfactory to it and its counsel, each of the following duly executed:

(i)          each of the Loan Documents, except for the Patent Assignment Agreement;

(ii)         evidence that immediately upon funding Term Loan A the Consent Conditions will be met (subject to the requirements of Section 3.2);

(iii)        from Borrower, a certificate of its secretary or assistant secretary dated as of the Funding Date as to: (A) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it; (B) its bylaws, a copy of which is attached; and (C) the incumbency and signatures of those of its officers authorized to act with respect to the Loan Documents to be executed by it;

(iv)         with respect to Borrower: (A) from the Secretary of State (or other appropriate governmental official) of its jurisdiction of incorporation, a good standing certificate and certified copy of its certificate of incorporation and (B) a certificate of good standing as a foreign corporation from the Secretary of State of each jurisdiction, if any, described in Section 6.1, in each case dated within five (5) Business Days of the Closing Date;

(v)          evidence of the insurance coverage and endorsements required by Section 7.13;

(vi)         formal approval of the transactions contemplated herein by Lender’s Investment Committee;

(vii)        an officer’s certificate of Borrower, certifying that the Limited Partnership Agreement of the SPE being entered into as of the date and hereof will (A) include provisions concerning the conduct of business of the SPE in the form attached hereto as Exhibit I (the “Conduct of Business Provisions”); and (B) prohibit amendment of the Conduct of Business Provisions without Lender’s consent;

(viii)      a certificate from the Board of Directors of Borrower, certifying that, in such Board of Director’s good faith business judgment, the transactions contemplated by the Consent Conditions do not constitute a sale of all or substantially all of Borrower’s assets;

(ix)         evidence of the third-party consents listed on Schedule 6.3;

(x)          a duly executed copy of (A) that certain release and (B) payoff letter from Silicon Valley Bank, along with any discharges of any financing statements pursuant to the Code related to the Collateral; and

(xi)         such other documents and information as Lender may reasonably require;

(b)          Financial Condition. There is no event or circumstance that can reasonably be expected to have a Material Adverse Effect;

(c)          Insurance. A true and complete copy of Borrower’s Organization Documents and good standing certificate(s) of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date; and

(d)          Fees and Expenses. Payment of all fees payable on the Funding Date and payment of the Lender Expenses to the extent invoiced, plus such additional amounts of such fees, charges and disbursements as shall constitute Lender’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Funding Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

3.2          Covenants Immediately Upon Making of Term Loan A. Immediately after the making and funding of Term Loan A, Borrower shall execute and deliver, or cause to be executed and delivered, to Lender:

(a)          the Patent Assignment Agreement;

(b)          a nonconsolidation and true sale opinion from Borrower’s counsel with respect to the transfer of the Patents from Borrower to SPE (the “Nonconsolidation and True Sale Opinion”); and

(c)          a certification that, upon execution and delivery of the items set forth in subparagraphs (a) and (b) above, the conditions precedent set forth in Section 3.4 remain satisfied.

3.3          Conditions Precedent to Term Loan B. Lender’s obligation to fund Term Loan B is subject to the fulfillment to Lender’s satisfaction of the following conditions on or before the Funding Date; provided, that such Funding Date is no later than November 30, 2013:

(a)          Documentation. Lender shall have received, in form and substance satisfactory to it and its counsel, each of the following duly executed:

(i)          notice from Borrower by 12:00 p.m. Pacific Time at least five (5) Business Days before the Funding Date of Term Loan B, together with a completed Payment/Advance Form executed by a Responsible Officer;

(ii)         the Note evidencing Term Loan B; and

(iii)        a Compliance Certificate in the form attached hereto as Exhibit A dated as of the Funding Date.

(b)          Fees and Expenses. Payment of all fees payable on the Funding Date and payment of the Lender Expenses to the extent invoiced, plus such additional amounts of such fees, charges and disbursements as shall constitute Lender’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Funding Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

3.4          Conditions Precedent to all Term Loans. Lender’s obligation to make any credit available under the Loan Documents is subject to the following conditions precedent:

(a)          Original Signatures. Lender’s receipt of duly executed original signatures to the completed Borrowing Resolutions for Borrower.

(b)          Representations and Warranties. The representations and warranties of each Loan Party contained in each Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to those representations and warranties qualified or modified by materiality in the text thereof) on and as of the Funding Date of the applicable Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c)          Absence of Default. No Default exists or would result from the proposed credit extension or the application of the proceeds thereof and no event or circumstance exists that can reasonably be expected to have a Material Adverse Effect; provided, that, Borrower’s transfer of a portion of its assets to SPE in accordance with the Patent Assignment Agreement shall not constitute a Material Adverse Effect.

(d)          No Material Adverse Effect. Both immediately before and after giving effect to the receipt of Term Loan proceeds, there has not been a Material Adverse Effect with respect to Borrower since January 31, 2013 or the previous Funding Date, as applicable; provided, that Borrower’s transfer of a portion of its assets to the SPE in accordance with the Patent Assignment Agreement shall not constitute a Material Adverse Effect.

(e)          Officer’s Certificate. Lender’s receipt of an officer’s certificate of Borrower, certifying that the conditions specified in Sections 3.1(a)(vii), and 3.4(b) through 3.4(d) have been satisfied.

SECTION 4.         SECURITY INTEREST; WARRANT

4.1          Grant of Security Interest. As security for the full and prompt payment in cash and performance of the Obligations, Borrower grants Lender a security interest in all the Collateral. Section 7.18 of this Agreement applies to such grant.

4.2          Notice of Commercial Tort Claims. If Borrower acquires any interest in any commercial tort claim (whether from another Person or because such commercial tort claim shall have come into existence), Borrower shall, immediately upon such acquisition, (a) deliver to Lender a notice of the existence and nature of such commercial tort claim and a specific description of such commercial tort claim, and (b) execute documents sufficient to extend Lender’s security interest under each of the Pledge and Security Agreements, as applicable, to include such commercial tort claim.

4.3          Purchase and Sale of Warrants. Pursuant to the terms and conditions of the Warrant, Borrower grants Lender, or a designated Affiliate of Lender, the right to purchase shares in the Borrower as more specifically set forth in the Warrant.

SECTION 5.         PLEDGED COLLATERAL

5.1          Pledge. As security for the full and prompt payment in cash and performance of the Obligations, Borrower pledges to Lender all of Borrower’s right, title and interest in and to the Pledged Collateral on the terms and conditions set forth in the Pledge and Security Agreements.

5.2          Instruction. With respect to the existence of an Event of Default, Borrower hereby irrevocably instructs each of SPE and Crossroads Texas to rely on a notice from Lender as to the existence and continuation of an Event of Default.

5.3          SPE’s Organization Documents. Without Lender’s prior written consent, Borrower shall not amend or permit the amendment of any of SPE’s or Crossroads Texas’s Organization Documents.

SECTION 6.         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that, except as set forth in the Disclosure Schedule, the following representations are true and complete as of each Funding Date:

6.1          Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business; and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower’s state of organization is as set forth in the preamble of this Agreement. Borrower’s exact legal name is as set forth in the preamble of this Agreement.

6.2          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect: (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which it is a party or affecting it or its properties or any of its Subsidiaries; or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any Law.

6.3          Governmental Authorization; Other Consents. Except as set forth in Schedule 6.3 and other than actions to perfect security interests, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.4          Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

6.5          Financial Statements; No Material Adverse Effect. The Audited Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (b) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (c) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, except as disclosed to Lender in writing pursuant to Section 7.4.

6.6          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.7          No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.8          Ownership of Property; Liens. Borrower and its Subsidiaries each has, in all material respects, good, indefeasible and merchantable title to and ownership of its property free and clear of all Liens, except Permitted Liens.

6.9          Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10        Insurance. The properties of the Borrower and its Subsidiaries are insured with insurance companies that are not Affiliates of the Borrower that are financially sound and reputable, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as the Borrower or applicable Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.11        Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material Tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.

6.12        ERISA Compliance.

(a)          Except as would not, either individually or in the aggregate, reasonable be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)          There are no pending or, to the knowledge of the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.13        Subsidiaries; Equity Interests. Borrower has no Subsidiaries other than those specifically disclosed in Section 6.13(a) of the Disclosure Schedule, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified in Section 6.13(a) of the Disclosure Schedule free and clear of all Liens other than Permitted Liens. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Section 6.13(b) of the Disclosure Schedule. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

6.14        Margin Regulations; Investment Company Act. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

6.15        Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16        Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17        Intellectual Property.

(a)          Except as set forth on the Disclosure Schedule, Borrower owns all right, title and interest to the Collateral, free and clear of any lien, except for the security interest created by this Agreement or another Loan Document or other Permitted Liens. Borrower has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing Law and regulations in each respective jurisdiction. Except for the security interest granted pursuant to the Loan Documents and other Permitted Liens, the Patents are free and clear of all security interests or other encumbrances of any kind. Except as may be set forth on the Disclosure Schedule, there are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Patents. To Borrower’s knowledge, all inventors named on the Patents are true and correct.

(b)          Except as may be set forth on the Disclosure Schedule, there is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions. Except as may be set forth on the Disclosure Schedule, no licenses under the Patents have been granted or retained by Debtor or any other party and Debtor will not be subject to any covenant not to sue or other restrictions on its enforcement or enjoyment of the Patent Rights.

(c)          Except as set forth in the Disclosure Schedule, none of the Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any proceeding and Debtor does not know of and has not received any notice or information of any kind suggesting that the Patents may be invalid, unpatentable, or unenforceable other than (i) official notices from patent offices in the course of patent prosecution. If any of the Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Patents. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any of the Patents to an entity that was not a “small entity”.

6.18        Rights in Collateral; Priority of Liens. Each Loan Party owns the property granted by it as Collateral under the Loan Documents, free and clear of any and all Liens in favor of third parties other than Permitted Liens. Upon the proper filing of the UCC financing statements, the Liens in the Collateral granted to Lender pursuant to the Loan Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral, subject only to Permitted Liens.

6.19        Solvency. Borrower is Solvent.

6.20        Business Locations; Taxpayer Identification Number. Set forth in Section 6.20 of the Disclosure Schedule are: (a) the list of all of Borrower’s locations and all locations where any Collateral is kept and (b) each Loan Party’s chief executive office, exact legal name, U.S. taxpayer identification number and organizational identification number. Except as set forth in Section 6.20 of the Disclosure Schedule, no Loan Party has during the five (5) years preceding the Effective Date (i) changed its legal name; (ii) changed its state of formation; or (iii) been party to a merger, consolidation or other change in structure.

6.21        Pledged Collateral. The Pledged Collateral includes ninety-nine percent (99.0%) of the Equity Interests of SPE and one hundred percent (100.0%) of the Equity Interests of Crossroads Texas. Each of the Pledge and Security Agreements is a Loan Document to which Section 6.4 of this Agreement applies.

6.22        No Restricted License. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

6.23        No Material Adverse Impact. Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereby, including the sale of the Borrower’s “StrongBox” product line, will have a material adverse impact on the Borrower or any of its Subsidiaries as a whole or on the Borrower’s or any of its Subsidiaries’ current or anticipated operations.

SECTION 7.        AFFIRMATIVE COVENANTS

Until the Obligations have been fully satisfied and Lender’s commitment to advance credit has expired, Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.2, 7.3 and 7.4) cause each Subsidiary to:

7.1          Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith in appropriate proceedings, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.2          Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:

(a)          as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)          as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by Borrower’s chief executive officer, chief financial officer, treasurer or controller as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes

(c)          as soon as available, but in any event within thirty (30) days after the end of each month, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by Borrower’s chief executive officer, chief financial officer, treasurer or controller as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes; and

(d)          as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrower, annual operating and financial projections approved by Borrower’s Board of Directors and in a form acceptable to Lender.

7.3          Certificates; Other Information. Deliver to Lender, in form and detail satisfactory to Lender:

(a)          concurrently with the delivery of the financial statements referred to in Section 7.2(a), a certificate of independent certified public accountants certifying such financial statements;

(b)          concurrently with the delivery of the financial statements referred to in Sections 7.2(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower which shall include such supplements to Section 6.17 of the Disclosure Schedule as are necessary such that, as supplemented, the relevant disclosures would be accurate and complete as of the date of such Compliance Certificate;

(c)          promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to Borrower’s Board of Directors (or the audit committee of the Board of Directors) by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)          promptly after the same are publicly available (but in any event within five (5) days after filing with the SEC), copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Lender pursuant hereto; provided, however, that Borrower shall not be obligated to deliver any of the foregoing to Lender if and to the extent that the same have been filed with the SEC and therefore are available to Lender;

(e)          promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant hereto; provided, however, that Borrower shall not be obligated to deliver any of the foregoing to Lender if and to the extent that the same have been filed with the SEC and therefore are available to Lender;

(f)          promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g)          promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to: (a) Section 7.2(a) or (b) or Section 7.3(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 7.3 of the Disclosure Schedule; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that upon Lender’s request the Borrower shall (A) deliver paper copies of such documents to the Lender or (B) provide Lender (by fax or electronic mail) with notice of the posting of any such documents contemporaneously with each such posting.

7.4          Notices. Promptly after a Responsible Officer obtains actual knowledge thereof notify the Lender:

(a)          of the occurrence of any Default;

(b)          of the occurrence of any ERISA Event;

(c)          of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; and

(d)          of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

7.5          Payment of Taxes. Pay and discharge as the same shall become due and payable, all its Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (a) unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

7.6          Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.7          Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating books and records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower not more than two (2) times each calendar year (in the absence of an Event of Default); provided, however, that (a) when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably desired, at the expense of the Borrower at any time during normal business hours and without advance notice; and (b) the Borrower shall not be required to pay the expenses of more than one visit and inspection during any calendar year unless an Event of Default has occurred and is continuing.

7.8          Litigation Cooperation. Make available to Lender, without expense to Lender, Borrower and its directors, officers, employees and agents and its corporate, financial and operating books and records to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral, the Obligations or otherwise relating to Borrower.

7.9          Use of Proceeds. Use the loan proceeds for (a) working capital, capital expenditures and other general corporate purposes and (b) to refinance certain existing Indebtedness; provided, that in no event shall the proceeds from any Term Loan be used in contravention of any Law or of any Loan Document.

7.10        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) maintain and keep in full force and effect all issued Patents; and (d) so long as Borrower owns the Patents, maintain and keep in full force and effect all of its other registered patents, trademarks, trade names and service marks.

7.11        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care in all material respects typical in the industry in the operation and maintenance of its facilities.

7.12        New Subsidiaries; Additional Subsidiary Guarantors. Notify the Lender at the time that any Person becomes a Subsidiary, and if such Person is a domestic entity, promptly thereafter (and in any event within ten (10) days), cause such Person to (a) become a Guarantor by executing and delivering to the Lender such documents as the Lender deems appropriate for such purpose and (b) deliver to the Lender documents of the types referred to in Section 3.1(a) including favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)).

7.13        Insurance. Borrower will cause the Collateral to be insured at all times against certain hazards, including but not limited to fire, theft and risks covered by extended coverage, in such amounts and in such form and with such insurers as shall be reasonably satisfactory to Lender from time to time. If any lapse in any such insurance policy shall occur, the Borrower within 30 days of such lapse shall cause the cure of such lapse so as to result in no gap in coverage as required by this paragraph. Each policy of Borrower for liability insurance shall provide for all losses to be paid on behalf of Lender and Borrower as their interests may appear, and each policy for property damage insurance shall provide for all losses to be paid directly to Lender. Each such policy shall, in addition, (a) name Borrower and Lender as insured parties thereunder (without any representation or warranty by or obligation upon Lender) as its interests may appear; (b) contain the agreement by the insurer, pursuant to a Lender’s loss payable endorsement, that any loss thereunder shall be payable to Lender notwithstanding any action, inaction or breach of representation or warranty by Borrower; and (c) provide that at least thirty (30) days’ prior written notice of cancellation or of lapse shall be given to Lender by the insurer. Borrower shall, if so requested by Lender, deliver to Lender original or duplicate policies of such insurance. At all times after the occurrence and during the existence of an Event of Default, Lender may act as attorney-in-fact for Borrower in making, adjusting and settling any claims under any such insurance policies. Borrower hereby assigns to Lender all of its right, title and interest to any insurance policies insuring the Collateral, including all rights to receive the proceeds of insurance, and directs all insurers to pay all such proceeds directly to Lender and authorizes Lender to endorse Borrower’s name on any instrument of such payment.

7.14        Further Assurances. Borrower shall, at Lender’s expense, execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

7.15        SPE Compliance. So long as any Obligations are owing under this Agreement, Borrower shall use commercially reasonable efforts, to the full extent of its power and obligations as a partner of SPE, to maintain the accuracy of the representations and warranties contained in each Guaranty and to cause SPE or Crossroads Texas, as applicable, to comply with each of its obligations under such Guaranty.

7.16        Intentionally Left Blank.

7.17        Financial Covenants.

(a)          Borrower shall maintain a minimum of One Million Five Hundred Thousand Dollars ($1,500,000.00) of unrestricted cash at each month end;

(b)          Borrower shall not make any cash dividend payments or other cash distributions to any of its equity security holders other than dividends payable by Borrower with respect to its presently issued and outstanding preferred stock and any additional shares of preferred stock issued pursuant to the transaction documents currently in effect pursuant to which the presently issued and outstanding shares of preferred stock were issued; and

(c)          As long as any principal remains outstanding on either of the Term Loans, Borrower shall not incur any Indebtedness (other than under the any Permitted Indebtedness) without Lender’s prior written consent.

7.18        Collateral Covenants.

(a)          Borrower will keep the Collateral free and clear of any Lien, except for the security interest created by each Guaranty or another Loan Document or Permitted Liens. Except for the security interest granted pursuant to the Guaranty provided by SPE, Borrower will keep the Patents free and clear of all security interests or other encumbrances of any kind other than Permitted Liens.

(b)          A material portion of the Collateral shall be kept at the principal place of Borrower set forth above or at the location set forth on Schedule 6.20 attached hereto. After the occurrence and continuance of an Event of Default, a material portion of the Collateral will not be removed from such locations without the prior written consent of Lender.

(c)          Borrower will keep the Collateral in good condition and repair, reasonable wear and tear excepted, and will immediately notify Lender of any material destruction of or any material damage to any of the Collateral.

(d)          Borrower will not sell any of the Collateral except Inventory to buyers in the ordinary course of business or as may be otherwise permitted in this Agreement.

(e)          Borrower will advise Lender in writing of any changes in Borrower’s state of organization, places of business or the opening of any new place of business ten (10) days prior to the occurrence thereof, or, if Borrower shall have failed to deliver such writing timely, in any event not later than the date of such change.

(f)          Borrower will, in all material respects, pay when due all taxes, license fees and assessments relating to the Collateral.

(g)          Borrower will be liable to Lender for (and shall pay within fifteen (15) days of delivery by Lender of any demand or invoice for) any expenditures by Lender in connection with the preparation, execution, delivery, administration and enforcement of this Agreement and for the maintenance and preservation of the Collateral, including, but not limited to, taxes, recording fees, appraisal fees, certificate of title charges, recording and filing fees (including UCC financing statement fees, taxes (including documentary stamps) and search fees), the reasonable fees and disbursements of Lender’s outside counsel, levies, insurance and repairs, and for the repossession, holding, preparation for sale, and the sale of the Collateral (including attorneys’ and accountants’ fees and expenses), as well as all damages for breach of warranty, misrepresentation, or breach of covenant by Borrower, and all such liabilities shall be included in the definition of Obligations, shall be secured by the security interest granted herein, and shall be payable upon demand.

(h)          Borrower hereby authorizes the filing of financing statements pursuant to the Uniform Commercial Code (“Financing Statements”), as enacted in the states where such Financing Statements are required, or are deemed by Lender as desirable, and any other documents required by Lender, to perfect or maintain the security interest granted herein in the Collateral or to effect the purposes of this Agreement.

(i)          Borrower will at all times during normal business hours allow Lender or its agents to examine and inspect the Collateral, as well as Borrower’s books and records relating thereto, and to make extracts and copies of them.

(j)          Borrower will report, in a form reasonably satisfactory to Lender, such information as Lender may reasonably request regarding the Collateral; such reports shall be for such periods, shall reflect Borrower’s records as of such times and shall be rendered with such frequency as Lender may reasonably designate. All information heretofore or hereafter furnished by Borrower to Lender is or will be true and correct in all material respects as of the date with respect to which such information is or will be furnished.

(k)          Borrower will not change Borrower’s name.

(l)          Borrower hereby irrevocably appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power and authority and in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time after the occurrence and continuance of an Event of Default, in Lender’s discretion, to take any action and to execute any instrument that Lender may deem reasonably necessary or desirable to accomplish the purposes of this Agreement; including, without limitation, to receive, endorse and collect all instruments made payable to Borrower representing any distribution in respect of the Collateral or any part thereof and to give full discharge for the same; to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipt for monies due and to become due under or in connection with the Collateral; to obtain and adjust insurance covering the Collateral; to receive, endorse and collect any drafts or other instruments and documents in connection therewith; and to file any claims or take any action or institute any proceedings that Lender may deem to be necessary or desirable for the collection thereof, provided, however, that unless an Event of Default has occurred and is continuing, Lender may act as such attorney-in-fact only with respect to signing and recording financing and continuation statements under the Uniform Commercial Code.

(m)          Borrower agrees that from time to time, at the expense of Borrower, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted by Borrower under this Agreement or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Borrower hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral. A photocopy or other reproduction of this Agreement or any Financing Statement covering the Collateral or any part thereof shall be sufficient as a Financing Statement where permitted by Law. Borrower will furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with such Collateral as Lender may reasonably request, all in reasonable detail.

(n)          Upon Lender’s request, Borrower shall promptly (i) deliver to Lender possession of all (A) stock certificates evidencing Borrower’s interest in any corporation (together with duly executed stock powers for each of the same) other than Crossroads Europe GmbH and NexQL Corporation; (B) certificates evidencing Borrower’s interest in any limited liability company or partnership (together with executed powers for each such certificate), which interests constitute investment property under the Uniform Commercial Code; and (C) all notes, instruments or warrants (together with any necessary endorsements) owned by Borrower; or (ii) enter into one or more control (or similar) agreement(s) with Lender and any applicable securities intermediary or depository with respect to any security entitlements or other investment property, or any deposit account, of Borrower, in the case of each of clauses (i) and (ii) above, in a form satisfactory to Lender. All stock certificates, other certificates and other Collateral delivered to Lender pursuant to clause (i) in the preceding sentence, and all other investment property and deposit accounts which are the subject of a control (or similar) agreement entered into pursuant to clause (ii) in the preceding sentence (collectively, the “Investment Collateral”).

(o)          Except as otherwise provided in this Section 7.18(o), Borrower shall continue to collect, at its own expense, all amounts due or to become due to Borrower in respect of any Accounts. In connection with such collections, Borrower may take (and, at Lender’s direction, shall take) such action as Borrower or Lender may reasonably deem necessary or advisable to enforce collection of such Accounts; provided, however, that Lender shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the obligors under Accounts of the assignment of such Accounts to Lender and to direct such obligors to make payment of all amounts due or to become due to Borrower thereunder directly to Lender and, upon such notification and at the expense of Borrower, to enforce collection of any such Accounts, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Borrower might have done. After receipt by Borrower of the notice from Lender referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by Borrower in respect of the Accounts shall be received in trust for the benefit of Lender hereunder, shall be segregated from other funds of Borrower and shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement); and (ii) Borrower shall not adjust, settle or compromise the amount or payment of any such Account, release wholly or partly any obligor thereof, or allow any credit or discount thereon.

(p)          So long as no Event of Default has occurred and is continuing, Borrower shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of investment property that is Collateral; provided, however, that any and all (i) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, such Collateral; (ii) dividends and other distributions paid or payable in cash in respect of such Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and (iii) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, such Collateral, shall be forthwith delivered to Lender to hold as Collateral and shall, if received by Borrower, be received in trust for the benefit of Lender, be segregated from the other property or funds of Borrower and be forthwith delivered to Lender as Collateral in the same form as so received (with any necessary endorsement).

7.19        Patents and Patent Rights.

(a)          Borrower will not waive or modify, and will use all commercially reasonable efforts to not suffer the waiver or modification of, any legal rights of a material nature arising out of or relating to the Patent Rights without the express prior written consent of Lender.

(b)          Borrower will advise Lender in writing of any changes in Borrower’s state of organization, places of business or the opening of any new place of business ten (10) days prior to the occurrence thereof or, if Borrower shall have failed to deliver such writing timely, in any event not later than the date of such change.

(c)          Except as otherwise permitted by this Agreement (including, without limitation, Section 7.5 hereof), Borrower will pay when due all taxes, license fees, maintenance fees and assessments relating to the Collateral.

(d)          Borrower will be liable to Lender for (and shall pay within fifteen (15) days of delivery by Lender of any demand or invoice for) any reasonable expenditures by Lender in connection with (i) the maintenance and preservation of the Collateral, including, but not limited to, taxes, recording fees, appraisal fees, certificate of title charges, recording and filing fees (including Uniform Commercial Code financing statement fees, taxes (including documentary stamps) and search fees), fees arising out of or relating to the Patent Rights, the reasonable fees and disbursements of Lender’s outside counsel, levies, insurance and repairs; and (ii) in addition to damages for breach of warranty, misrepresentation, or breach of covenant by Borrower, the enforcement of this Agreement and the Loan Documents as a result of such breach or misrepresentation, including, but not limited to, the repossession, holding, preparation for sale, and the sale of the Collateral (including attorneys’ and accountants’ fees and expenses), and all such liabilities shall be included in the definition of Obligations, shall be secured by the security interest granted herein, and shall be payable upon demand.

(e)          Borrower hereby authorizes the filing of Financing Statements pursuant to the Uniform Commercial Code as enacted in the states where such Financing Statements are required, or are deemed by Lender as desirable, and any other documents required by Lender, to perfect or maintain the security interest granted herein in the Collateral or to effect the purposes of this Agreement. Borrower further authorizes the filing of any statement or instrument with the United States Patent Office that Lender determines to file arising out of or relating to any or all of the Patent Rights. Borrower’s authorization does not constitute any consent or acknowledgment by Lender that anything other than filing of Financing Statements in the office of the Secretary of State in the state of Borrower’s formation is required to perfect Lender’s security interest in the Patent Rights.

(f)          Borrower will at all times during normal business hours allow Lender or its agents to examine and inspect the Collateral, as well as Borrower’s books and records relating thereto, and to make extracts and copies of them.

(g)          Except as may be set forth on the Disclosure Schedule, Borrower shall use its commercially reasonable efforts to ensure that no standards-setting organization shall impose an obligation to license any of the Patents on particular terms or conditions. Borrower will not be subject to any covenant not to sue or other restrictions on its enforcement or enjoyment of the Patent Rights.

(h)          Borrower does not know of and has not received any notice or information of any kind suggesting that the Patents may be invalid, unpatentable, or unenforceable other than (i) official notices from patent offices in the course of patent prosecution and (ii) allegations from third parties in litigation involving or invited to take a license under certain Patents.

7.20        Securitization of Loans.

(a)          The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans. The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (i) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lender in connection with the Securitization; provided that (A) any such amendment or additional documentation does not impose material additional costs on the Borrower and (B) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Loans; (ii) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization; and (iii) providing in connection with any rating of the Loans a certificate (A) agreeing to indemnify each Lender and its Affiliates, any Rating Agencies rating the Loans, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or “liabilities” (the “Liabilities”) to which such Lender, its Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact by the Borrower or any Affiliate of the Borrower contained in any Loan Document or in any writing delivered by or on behalf of the Borrower or any Affiliate of the Borrower to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission by the Borrower or any Affiliate of the Borrower to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by any Lender or its successors or assigns of the Loans and (B) agreeing to reimburse each Lender and its Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

(b)          The Borrower represents that it is not (i) in violation of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended; (ii) on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation; (iii) in violation of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001; (iv) a Person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; or (v) to the best of its knowledge, engaging in any dealings or transactions, or is otherwise associated, with any of the foregoing blocked Persons.

SECTION 8.         NEGATIVE COVENANTS

Until the Obligations have been fully satisfied and Lender’s commitment to advance credit has expired, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

8.1          Dispositions. Transfer, or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfer of the Patents to SPE pursuant to the Patent Assignment Agreement, provided each of the Consent Conditions is satisfied; (b) Transfers (i) of inventory in the ordinary course of business; (ii) of worn out or obsolete equipment; (iii) of surplus equipment with an aggregate value of up to Five Hundred Thousand Dollars ($500,000.00) per fiscal year; (iv) in connection with Permitted Liens and Permitted Investments; (v) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (vi) involving the payment of trade payables, payroll and other ordinary and necessary expenses of Borrower in the ordinary course of business; and (vii) to Lender; (c) Transfers pursuant to a ‘972 Monetization Event; provided, however, that Borrower prepay the Term Loans as and to the extent required by Section 2.1(e); (d) Transfers in connection with settlements or judgments relating to litigation or other disputes; provided, that such transfers do not constitute a transfer of all or substantially all of Borrower’s assets; (e) Transfers of property having an aggregate fair market value not to exceed $100,000 during any calendar year; and (f) Transfers of Borrower’s “StrongBox” product line; provided, however, that in the event that any such Transfer of the “StrongBox” product line occurs without the prior written consent of Lender, then Borrower shall use the net cash proceeds of such Transfer to prepay the Term Loans as and to the extent required by Section 2.1(e).

8.2          Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) change Borrower’s chief executive officer where the Borrower’s Board of Directors does not replace such officer with at least a Board-approved interim chief executive officer within ninety (90) days of such change and a Board-approved permanent replacement chief executive officer within two hundred forty (240) days of such change; or (d) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than fifty percent (50.0%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the bona fide sale of Borrower’s equity securities in a public offering).

Borrower shall not, without at least thirty (30) days prior written notice to Lender (a) add any new offices or business locations (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) of Borrower’s property); (b) change its jurisdiction of organization; (c) change its organizational structure or type; (d) change its legal name; or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

8.3          Mergers or Acquisitions. Enter into a Business Combination.

8.4          Liens. Create, incur, assume or suffer to exist any Lien, except Permitted Liens, upon any of its property, assets or revenues, whether now owned or hereafter acquired.

8.5          Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its capital stock; provided, that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock and may pay cash dividends on its preferred stock (as referred to in Section 7.17(b)), and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, that such repurchases do not exceed in the aggregate Fifty Thousand Dollars ($50,000.00) per fiscal year or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

8.6          Transactions with Affiliates. Enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) compensation or other incentive agreements approved by Borrower’s board of directors; (c) unsecured or secured equity or bridge financings with Borrower’s existing investors so long as any such Indebtedness is Subordinated Debt; (d) transactions between or among Borrower and its Subsidiaries that are Guarantors not otherwise prohibited by this Agreement; (e) transactions contemplated pursuant to this Agreement and the Transaction Documents.

8.7          Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject; or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.

8.8          Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.9          Permitted Credit Facility. Incur or maintain an amount outstanding under the Permitted Credit Facility exceeding Two Million Dollars ($2,000,000.00).

SECTION 9.         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”):

9.1          Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date or (b) pay any other payment Obligation and such default shall continue unremedied for a period of five (5) Business Days after Borrower's receipt of written notice from Lender of Borrower's failure to pay such payment obligation.

9.2          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be untrue, incorrect or misleading in any material respect when made or deemed made and Borrower shall have failed to remedy, or otherwise mitigate the practical effects of, such misstatement for fifteen (15) days after Borrower's receipt of actual or constructive notice of such misstatement, error, or misrepresentation. For purposes of Section 9, actual or constructive notice to be provided to Borrower need not be provided by Lender.

9.3          Specific Covenants. (a) Borrower fails to deliver any item required in Section 7.2 or 7.3 or fails to perform or observe any term, covenant or agreement contained in Section 7.4, 7.7, 7.9, 7.10, 7.12, 7.17, 7.18, 7.19 or 8, or (b) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty, in each case (i.e., as to each of clauses (a) and (b) above) for fifteen (15) days after Borrower's or Guarantor’s receipt of actual or constructive notice of Borrower’s or Guarantor’s failure to do so, as applicable.

9.4          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.1, 9.2, or 9.3) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after Borrower's and, in the case of another Loan Party, such other Loan Party's receipt of actual or constructive notice of such failure.

9.5          Cross-Default. Borrower or any of its Subsidiaries (a) fails to make any payment in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto; or (c) any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, in each case (i.e., as to each of clauses (a), (b) and (c) above) for thirty (30) days after Borrower's and, in the case of a Subsidiary, such Subsidiary's receipt of actual or constructive notice of the occurrence of such failure or event; provided that such failure or event is unremedied or is not waived by the affected creditor before the exercise of remedies under Section 10.

9.6          Restraint on Business. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; or (b) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business, in each case, as to each of clauses (a) and (b), which event continues in existence and is not remedied, dismissed or stayed for thirty (30) days after Borrower's receipt of actual or constructive notice of the occurrence thereof.

9.7          Insolvency Proceedings. (a) Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (b) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person; or (c) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person or an order for relief is entered in any such proceeding, in each case with respect to clauses (b) and (c) above which event continues in existence and is not remedied, dismissed or stayed for sixty (60) days after Borrower's receipt of actual or constructive notice of the occurrence thereof.

9.8          Inability to Pay Debts. Borrower or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due and such circumstance, event or failure continues in existence and is not remedied for thirty (30) days after Borrower's receipt of actual or constructive notice of such circumstance, event or failure.

9.9          Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least the Threshold Amount (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay or thirty (30) day period.

9.10        Change of Control. A Change of Control occurs.

9.11        ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount and such ERISA Event continues in existence and is not remedied for thirty (30) days after actual or constructive notice of the occurrence thereof, or (b) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount and such failure to pay continues in existence and is not remedied for thirty (30) days after the date when such payment was due.

9.12        Invalidity of Loan Documents. (a) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or prior to satisfaction in full of all the Obligations, ceases to be in full force and effect; (b) any Loan Party (i) contests in any manner the validity or enforceability of any Loan Document as a whole or (ii) unsuccessfully contests the asserted applicability by Lender of any specific provision of any Loan Document; or (c) any Loan Party wrongfully denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, in each case, as to each of clauses (a), (b) and (c), which circumstance or event continues in existence and is not remedied or revoked for fifteen (15) Business Days after Borrower's receipt of actual or constructive notice thereof.

9.13        Transfer of Patents. Transfer of the Patents to SPE as permitted by Section 8.1 and as contemplated by the Patent Assignment Agreement is not consummated within two (2) Business Days after the Term Loan A Funding Date due to the failure of Borrower to execute or deliver such Patent Assignment Agreement.

9.14        Intellectual Property. (a) Borrower fails to meet its obligations under Section 2.3(b) of the KIP CR P1 LP Amended and Restated Limited Partnership Agreement dated as of the date hereof for the timely payment of maintenance fees, annuities or the like for any Patent (for the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future) or (b) any Patent is found invalid, unpatentable or unenforceable due to a future act or omission by Borrower that constitutes gross negligence or willful misconduct, in each case, as to each of clauses (a) and (b), which failure or event continues in existence and is not remedied for thirty (30) days after Borrower's receipt of actual or constructive notice thereof.

9.15        Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason cause such subordination to be revoked or invalidated or otherwise cease to be in full force and effect (other than a termination in accordance with the terms of the payment in full of such Subordinated Debt so long as such payment is permitted under the terms of the subordination or other agreement between such Person and Lender or otherwise agreed by Lender in writing) or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

SECTION 10.       LENDER’S RIGHTS AND REMEDIES

10.1        Rights and Remedies.

(a)          While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following, singularly, consecutively or cumulatively:

(i)          Declare all Obligations immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower (but if an Event of Default described in Section 9.7 occurs, all Obligations are immediately due and payable without any action by Lender);

(ii)         Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(iii)        Make any payments and do any acts it considers necessary or reasonable to protect the Collateral or its security interest in the Collateral. Lender may pay, purchase, contest, or compromise any Lien, other than a Permitted Lien, which appears to be prior or superior to its security interest and in exercising any such powers, incur any liability, expend whatever amounts in its absolute discretion it may deem necessary therefor, including cost of evidence of title, employ counsel and pay reasonable attorneys’ fees;

(iv)         Without notice to or demand upon Borrower and without releasing Borrower from any obligation hereof, reclaim, recover, maintain, prepare for sale, advertise for sale, and sell the Collateral and in exercising any such powers, incur any liability, expend whatever amounts in its absolute discretion it may deem necessary therefor, including cost of evidence of title, employ counsel and pay reasonable attorneys’ fees. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents , copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 10.1, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(v)          Transfer all or part of the Pledged Collateral into the name of Borrower or its nominee;

(vi)         Demand and receive possession of Borrower’s corporate, financial and operating books and records; and

(vii)        Exercise all rights and remedies available to Lender under the Loan Documents or at Law or equity, including all remedies provided under the UCC, all of which rights and remedies shall be cumulative and nonexclusive to the extent permitted by law, including, without limitation, the following:

(A)         Upon the occurrence and during the continuance of any Event of Default, Lender shall have all rights and remedies provided by Law, including but not limited to those of a Lender under the UCC as in effect in the State of Delaware on the date hereof and as amended hereafter, in addition to the rights and remedies provided herein or in the Loan Documents. Lender may, in its sole discretion, require Borrower to assemble the Collateral and make it available to Lender at a place to be designated by Lender that is reasonably convenient to Borrower and Lender, and without notice except as specified below, dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable. If notice of disposition of Collateral is required by Law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made shall be deemed to be reasonable notice thereof, and Borrower waives any other notice. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Upon the sale of Collateral at any public or private sale, Lender may credit bid and purchase (as determined by Lender in its sole discretion) all or any portion of the Collateral. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy in an action against Borrower, Borrower waives the posting of any bond which might otherwise be required. All Lender’s rights and remedies shall be cumulative and none are exclusive. Whether or not default has occurred, all payments made by or on behalf of Borrower and all credits due Borrower under this Agreement and under any other Loan Document between Borrower and Lender may be applied to the Obligations in whatever order and amounts Lender chooses subject to the terms of this Agreement.

(B)         All cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Lender, be held by Lender as collateral for, or then or at any time thereafter applied in whole or in part by Lender against, all or any part of the Obligations in such order as Lender shall elect. Any surplus of such cash or cash proceeds held by Lender and remaining after payment in full of all the Obligations shall be paid over to Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(C)         Lender may exercise any and all rights and remedies of Borrower under or in respect of the Collateral.

(D)         All payments received by Borrower under or in respect of the Collateral shall be received in trust for the benefit of Lender, shall be segregated from other funds of Borrower and shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement).

(E)         Whether or not an Event of Default shall have occurred, if Borrower fails to perform any agreement contained herein, Lender may, in its sole discretion, itself perform, or cause performance of, such agreement, and the reasonable expenses of Lender incurred in connection therewith shall be payable by Borrower under Section 7.19(d). The powers conferred upon Lender hereunder are solely for the protection of its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

(F)         Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, Lender shall have no duty as to any Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Lender accords its own property.

(b)          Lender may cause the Collateral to remain on Borrower’s premises, at Borrower’s expense, pending sale or other disposition thereof. Lender shall have the right to conduct such sales on Borrower’s premises or elsewhere, at Borrower’s expense, on such occasion(s) as Lender may see fit, and Borrower, at Lender’s request, will, at Borrower’s expense, assemble the Collateral and make it available to Lender at such place(s) as Lender may reasonably designate from time to time. Any sale, lease or other disposition by Lender of the Collateral, or any part thereof, may be for cash or other value. Borrower shall execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, deeds, waivers, certificates and affidavits and take such further action as Lender shall reasonably require in connection with such sale, and Borrower hereby constitutes Lender as its attorney-in-fact to execute any such instrument, document, assignment, deed, waiver, certificate or affidavit on behalf of Borrower and in its name. At any sale of the Collateral, the Collateral to be sold may be sold in one lot as an entirety or in separate lots as Lender may determine. Lender shall not be obligated to make any sale of any Collateral if it determines not to do so, regardless of the fact that notice of sale was given. Lender may, without notice or publication, adjourn any public or private sale or cause the sale to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. In case any sale of Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid, but Lender shall not incur any liability if any purchaser fails to pay for any Collateral so sold and, in case of any such failure, such Collateral may be sold again. At any public sale, Lender (i) may bid for or purchase the Collateral offered for sale, free (to the extent permitted by Law) from any rights of redemption, stay or appraisal on the part of Borrower with respect to the Collateral; (ii) make payment on account thereof by using any claim then due and payable to Lender from Borrower as a credit against the purchase price; and (iii) upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Borrower therefor. Borrower acknowledges that portions of the Collateral may be difficult to preserve and dispose of and may be subject to complex maintenance and management; accordingly, Lender shall have the widest possible latitude in the exercise of its rights and remedies hereunder.

(c)          Any notice required to be given by Lender with respect to any of the Collateral, which notice is given pursuant to Section 11 and deemed received pursuant to Section 11 at least ten (10) Business Days before a sale, lease, disposition or other intended action by Lender, shall constitute fair and reasonable notice to Borrower of any such action. A public sale in the following fashion shall be conclusively presumed to be reasonable if (i) the sale is held in a county where any part of the Collateral is located or in which Borrower has a place of business; (ii) the sale is conducted by auction, but it need not be by a professional auctioneer; (iii) any Collateral is sold as is and without any preparation for sale; and (iv) Borrower is given notice of such public sale pursuant to the preceding sentence.

(d)          Lender shall have no obligation (i) to preserve any rights to the Collateral against any Person; (ii) to make any demand upon or pursue or exhaust any rights or remedies against Borrower or others with respect to payment of the Obligations; (iii) to pursue or exhaust any rights or remedies with respect to any of the Collateral or any other security for the Obligations; or (iv) to marshal any assets in favor of Borrower or any other Person against or in payment of any or all of the Obligations.

(e)          Borrower recognizes that one or more Laws may limit the flexibility desired to achieve a more commercially reasonable disposition of Collateral, and it is intended that consideration of such Laws be taken into account in determining commercial reasonableness.

(f)          Borrower is aware that Section 9.610 of the UCC states that Lender is able to purchase the pledged Equity Interests of SPE only if they are sold at a public sale. Borrower is also aware that SEC staff personnel have, over a period of years, issued various No Action Letters that describe procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Part 6 of Article 9 of the UCC, yet not public for purposes of Section 4(2) of the Securities Act of 1933 (as amended from time to time). Borrower is also aware that Lender may wish to purchase the pledged Equity Interests that are sold at a foreclosure sale, and Borrower believes that such purchase would be appropriate in circumstances in which the pledged Equity Interests are sold in conformity with the principles set forth in the No Action Letters. Borrower specifically agrees that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters (i) shall be considered to be a “public” sale for purposes of Section 9.610 of the UCC; (ii) will not be considered commercially unreasonable solely by virtue of the fact that Lender has not registered or sought to register the Equity Interests under the securities Laws; even if Borrower agrees or Issuer agrees to pay all costs of the registration process; and (iii) shall be considered to be commercially reasonable notwithstanding that Lender purchases the pledged Equity Interests at such a sale.

(g)          Borrower shall pay to Lender, on demand and as part of the Obligations, all costs and expenses, including court costs and costs of sale, incurred by Lender in exercising any of its rights or remedies hereunder.

10.2        Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) make, settle, and adjust all claims under Borrower’s insurance policies; (c) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (d) Transfer the Collateral into the name of Lender or a third party as the UCC permits; and (e) to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral. Lender’s foregoing appointment as Borrower’s attorney-in-fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Term Loans terminates.

10.3        Protective Payments. If Borrower fails to obtain the insurance required hereunder or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and are immediately due and payable, bearing interest at the Default Rate and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender’s obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

10.4        Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession to the Obligations in such order as Lender shall determine in its sole and exclusive discretion. Subject to the terms of the Limited Partnership Agreement, any surplus shall be paid to Borrower or other Persons legally entitled thereto; provided, that Borrower shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

10.5        No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents and the Transaction Documents are cumulative. Lender has all rights and remedies provided under the UCC, by Law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at Law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

10.6        Limitation of Rights and Remedies.

(a)          Notwithstanding anything to the contrary that may be contained in Section 10 or elsewhere in this Agreement or in any other Loan Document, in no event shall any Transfer (as such term is defined in the Limited Partnership Agreement) of any Patents, Patent Rights or other Intellectual Property in SPE or of any Equity Interests of SPE held by Borrower, whether as the result of the occurrence of any Event of Default under the Credit Agreement, the Pledge and Security Agreement (SPE), the Guaranty provided by SPE or otherwise, that is an Affiliate Sale (as such term is defined in the Limited Partnership Agreement) constitute or result in a Liquidation Event (as such term is defined in the Limited Partnership Agreement). Furthermore, Lender acknowledges the terms and provisions of Section 2.4(c) of the Limited Partnership Agreement and agrees that it will not take any action which is inconsistent with Borrower's rights under such Section 2.4(c) of the Limited Partnership Agreement.

(b)          Notwithstanding anything to the contrary that may be contained in Section 10 or elsewhere in this Agreement or in any other Loan Documents, with respect to any Event of Default under any Loan Document to which SPE is a party (but for this clause (b)) which is directly or indirectly caused by an action or an inaction of the general partner of SPE, the same shall not constitute an Event of Default under this Agreement or any other Loan Document if and to the extent that such action or inaction on the part of such general partner constitutes the gross negligence or willful misconduct of such general partner or a willful violation of a duty or obligation of such general partner under the Limited Partnership Agreement.

(c)          Notwithstanding anything to the contrary that may be contained in Section 10 or elsewhere in this Agreement or any other Loan Document, in no event shall Lender vote any Equity Interest in the SPE owned by Borrower at the time of any such vote or consent in any manner, to, directly or indirectly, amend, waive, supplement or modify any term or provision of the Limited Partnership Agreement.

SECTION 11.       NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email or fax transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its mailing or email address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Borrower:     Crossroads Systems, Inc.

11000 North Mopac Expressway
Austin, TX 78759
Attn: President

Phone: (512) 349-0300
Fax: (512) 349-0304
Email: rcoleman@crossroads.com

With a copy to:    Hunton & Williams LLP

1445 Ross Avenue, Suite 3700
Dallas, TX 75202
Attn: Ronald D. Rosener
Phone: (214) 468-3372
Fax: (214) 740-7164
Email: rrosener@hunton.com

And to:                 Hunton & Williams LLP

1445 Ross Avenue, Suite 3700
Dallas, TX 75202
Attn: W. Alan Kailer
Phone: (214) 468-3342
Fax: (214) 740-7136
Email: akailer@hunton.com

If to Lender:         Fortress Credit Co LLC

1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attn: James K. Noble III, General Counsel
Fax: (646) 224-8716
Email: rnoble@fortress.com

With a copy to:    Perkins Coie LLP

30 Rockefeller Plaza, 22nd Floor
New York, New York 10112-0015
Attn: Richard T. Ross, Esq.
Phone: (212) 262-6903
Fax: (212) 977-1633
Email: RRoss@perkinscoie.com

And to:                 Perkins Coie LLP

4 Embarcadero Center, Suite 2400
San Francisco, California 94111
Attn: Teresa M.L. Tate, Esq.
Phone: (415) 344-7015
Fax: (415) 344-7215
Email: TTate@perkinscoie.com

SECTION 12.      GOVERNING LAW, SUBMISSION TO JURISDICTION, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

12.1        Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Section 5-1401 of the New York General Obligations Law. Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to the Borrower at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one day in the case of an overnight mail service).

12.2        Jury Trial Waiver. EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR TRANSACTION DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

12.3        Additional Waivers in the Event of Enforcement. BORROWER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER UNDER THIS AGREEMENT, ANY AND EVERY RIGHT BORROWER MAY HAVE TO (A) INJUNCTIVE RELIEF; (B) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS); AND (C) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT GUARANTOR FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST LENDER WITH RESPECT TO ANY ASSERTED CLAIM.

SECTION 13.       GENERAL PROVISIONS

13.1        Successors and Assigns. The Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that no Loan Party may assign or transfer its interest hereunder or thereunder. Lender reserves the right to sell, assign, Transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents (other than the Warrant, as to which assignment, Transfer and other such actions are governed by the terms of the Warrant).

13.2        Costs and Expenses; Indemnification.

(a)          Lender Expenses. Borrower shall pay Lender Expenses in accordance with Section 2.2(b) and upon request by Lender.

(b)          Indemnification by Borrower. Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Lender Expenses), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents; (ii) any Term Loan or other extension of credit or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 2.3(c), this Section 13.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or other extension of credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Loan Document or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. No Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to the Loan Documents or arising out of its activities in connection with any Loan Document.

(d)          Payments. Except as otherwise provided in this Agreement, all amounts due under this Section shall be payable not later than ten (10) Business following demand therefor.

(e)          Survival. The agreements and indemnity provisions in this Section shall survive the repayment, satisfaction or discharge of all the other Obligations.

13.3        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.4        Severability of Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of the Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.5        Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, or any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

13.6        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.7        Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.

13.8        Confidentiality.

(a)          Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; (g) on a confidential basis to (x) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder; or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section; or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. In addition to the foregoing, Lender agrees to comply with the confidentiality requirements of any license or other agreement relating to any Patents with respect to any such agreement set forth on the Disclosure Schedule, provided that Borrower shall deliver to Lender a true and correct copy of each such agreement and, in connection therewith, inform Lender of the confidentiality provisions thereof which Lender shall comply.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or the Borrower’s or any such Subsidiary’s directors, officers, employees, trustees, investment advisors or agents, including accountants and legal counsel relating to the Borrower or any such Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any such Subsidiary, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)          Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary of Borrower, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Laws, including all securities Laws.

(c)          Unless required under applicable Law, regulatory authority or legal process, Borrower shall not make any public announcement or similar publicity related to this Agreement or the transactions contemplated herein without the prior written consent of Lender.

13.9        Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable Law, including any state Law based on the Uniform Electronic Transactions Act.

13.10      Register. The Borrower shall maintain at its offices in Austin, Texas a copy of each Transfer of an interest in the Notes by a Lender delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.11     Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.12     Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.13      Relationship. The relationship between the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.14      Third Parties. Nothing in this Agreement, whether express or implied, is intended to (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.15      Payments Set Aside. To the extent that any payment applied to any Obligation (including any payment by way of setoff) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

13.16      Right of Setoff. If an Event of Default has occurred and is continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether Lender has made demand under any Loan Document. Lender’s rights under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender shall endeavor to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.17     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.

Name:	Richard K. Coleman, Jr.

Title:	Interim President and CEO

LENDER:

FORTRESS CREDIT CO LLC

By:	/s/ Constantine M. Dakolias

Name:	Constantine M. Dakolias

Title:	President

[Signature Page to Credit Agreement]

SCHEDULE 1.1

COLLATERAL

All personal property, OF ANY KIND OR NATURE, WHEREVER LOCATED now owned or hereafter acquired by Borrower, including, without limitation, all of Borrower’s interest in and to any of the following but excluding all property described in the sentence below which immediately follows item (16) below (collectively, the “Collateral”):

(1)         Accounts;

(2)         Inventory;

(3)         Chattel Paper;

(4)         Commercial Tort Claims;

(5)         Deposit Accounts;

(6)         Securities Accounts;

(7)         Documents;

(8)         Goods;

(9)         Instruments;

(10)        Investment Property;

(11)        Letter-of-Credit Rights;

(12)        Letters of Credit;

(13)        General Intangibles;

(14)        Equipment;

(15)        Patent Rights (as defined in Section 1.1 of the Credit Agreement); and

(16)        Proceeds, Supporting Obligations and products of any and all of the foregoing to the extent not otherwise included.

Notwithstanding the foregoing, in no event shall Collateral include any Excluded Collateral.

Except as otherwise defined in this Agreement, the following terms shall have the following meanings:

(a)          “Excluded Collateral” shall mean (i) any contract, agreement or Instrument that by its terms would be violated, breached or terminated by an assignment as Collateral hereunder (other than to the extent that such terms prohibiting such assignment in any contract, agreement or instrument would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or any successor provision or provisions), and (ii) the ‘972 Patents.

(b)          “Local UCC” means the Uniform Commercial Code as in effect in the State of Delaware on the date hereof and as amended hereafter.

(c)          “Uniform Commercial Code” means, with respect to any jurisdiction, the Uniform Commercial Code as from time to time in effect in such jurisdiction.

Schedule 1.1 - Collateral

The categories and classes of Collateral listed in Sections 1 through 16 (other than Section 15), shall have the meanings as set forth in the Local UCC. The categories and classes of Collateral listed in Section 15 shall have the meanings as set forth in Section 15.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Schedule 1.1 - Collateral	-2-

SCHEDULE 1.1

‘972 PATENTS

Patent or application no.	Country	Filing Date (mm-dd-yyyy)	Title of Patent and First Named Inventor

5,941,972	US	12-31-1997	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

6,421,753	US	7-15-1999	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

6,425,036	US	9-27-2001	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

6,425,035	US	9-27-2001	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

6,789,152	US	2-22-2002	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

6,738,854	US	6-19-2002	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

6,763,419	US	2-10-2003	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,051,147	US	9-9-2003	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,340,549	US	2-14-2006	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,689,754	US	9-7-2007	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,552,266	US	9-7-2007	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,694,058	US	9-7-2007	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

8,046,515	US	10-31-2007	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,984,221	US	11-29-2007	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

US RE42,761	US	7-24-2008	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,937,517	US	9-2-2009	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

Schedule 1.1 - 972 Patents

Patent or application no.	Country	Filing Date (mm-dd-yyyy)	Title of Patent and First Named Inventor
7,934,040	US	9-2-2009	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

8,015,339	US	9-2-2009	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,934,041	US	1-10-2010	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,984,224	US	10-22-2010	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

8,028,117	US	10-22-2010	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

8,402,193	US	10-22-2010	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

7,987,311	US	10-22-2010	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

8,402,194	US	8-3-2011	Storage Router and Method for Providing Virtual Local Storage; Hoese Geoffrey B.

13/766,301	US	2-13-2013	Storage Router and Method for Providing Virtual Local Storage.

CA 2,315,199	CA	12-28-1998	Storage Router and Method for Providing Virtual Local Storage.

DE 69832818.3	DE	12-28-1998	Storage Router and Method for Providing Virtual Local Storage..

1 044 414	EP, FR, GB	12-28-1998	Storage Router and Method for Providing Virtual Local Storage..

4691251	JP	12-28-1998	Storage Router and Method for Providing Virtual Local Storage.

EP 05027161 EP 1 696 638	EP	12-28-1998	Storage Router and Method for Providing Virtual Local Storage.

EP 10012770.3 EP 2 375 699	EP	12-28-1998	Storage Router and Method for Providing Virtual Local Storage.

EP 10012768.7 EP 2 375 698	EP	12-28-1998	Storage Router and Method for Providing Virtual Local Storage

Schedule 1.1 - Collateral	-2-

EXHIBIT A - FORM OF COMPLIANCE CERTIFICATE

TO:	Fortress Credit Co LLC	DATE:
FROM:

The undersigned authorized officer of Crossroads Systems, Inc., a Delaware corporation, (“Borrower”) certifies, on behalf of Borrower and in his capacity as an officer of the Borrower, and not in an individual capacity, that under the terms and conditions of the Credit Agreement between Borrower and Lender (the “Agreement”):

(a) Except as noted below, Borrower is in complete compliance for the period ending _______________ with all payment obligations, representations and warranties and covenants contained in the other Loan Documents and the Transaction Documents, other than circumstances where the failure to perform or the breach of which would not constitute an “Event of Default” under such other Loan Document or Transaction Document; (b) there are no Events of Default except as may have been disclosed, and explained in reasonable detail, to Lender as noted below; (c) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (d) Borrower, and each of its Subsidiaries, has timely filed all required Tax returns and reports, and Borrower has timely paid all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 7.5 of the Agreement; and (e) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender.

Attached are the required financial statements supporting the certification. The undersigned certifies that such financial statements are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement	FYE within 90 days	Yes No
10 Q, 10 K and 8-K	Within 5 days after filing with SEC	Yes No
Annual projections	FYE within 30 days	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Funding Date
(if no registrations, state “None”)

Exhibit A

The following Intellectual Property was registered (or a registration application submitted) after the Funding Date
(if no registrations, state “None”)

CROSSROADS SYSTEMS, INC.	FORTRESS CREDIT CO LLC

By:	Received by:
AUTHORIZED SIGNER
Name:	Date:

Title:	Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

Exhibit A	-2-

EXHIBIT B-1 - SECURITY AND GUARANTY AGREEMENT (SPE)

See attached.

Exhibit B-1

EXHIBIT B-2 - SECURITY AND GUARANTY AGREEMENT (Texas)

See attached.

Exhibit B-2

EXHIBIT C - PATENT ASSIGNMENT AGREEMENT

See attached.

Exhibit C

EXHIBIT D - PATENT LICENSE AGREEMENT

See attached.

Exhibit D

EXHIBIT E - FORM OF LOAN PAYMENT/ADVANCE REQUEST FORM

Fax To:	Date:

Loan Payment:

Principal: $	and/or Interest: $

Authorized Signature:	Phone Number:

Print Name/Title:

Term Loan B Advance

Amount of Advance: $

All Borrower’s representations and warranties in the Credit Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. The following are the exceptions with respect to the preceding certification: _______

Authorized Signature:	Phone Number:

Print Name/Title:

Outgoing Wire Request

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instructions:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

Exhibit E

EXHIBIT F - WARRANT

See attached.

Exhibit F

EXHIBIT G-1 - PLEDGE AND SECURITY AGREEMENT (SPE)

See attached

Exhibit G-1

EXHIBIT G-2 - PLEDGE AND SECURITY AGREEMENT (TEXAS)

See attached

Exhibit G-2

EXHIBIT H - REGISTRATION RIGHTS AGREEMENT

See attached

Exhibit H

EXHIBIT I - CONDUCT OF BUSINESS PROVISIONS

Capitalized terms used in this Exhibit I shall have the meanings given them in the Limited Partnership Agreement.

The Partnership:

(a)          Will establish and maintain an office through which the Business will be conducted separate and apart from those of any Affiliate or, if it shares office space with any Affiliate, it will allocate fairly and reasonably any overhead and expense for shared office space.

(b)          Will not own and will not own any asset or property other than (i) the Intellectual Property; and (ii) incidental personal property necessary for the ownership or maintenance of the Intellectual Property.

(c)          Will not engage, directly or indirectly, in any business other than as set forth in Section 1.3 of the Amended and Restated Limited Partnership Agreement of the Partnership dated as of July 22, 2013, and it will conduct its Business as presently conducted, except upon the occurrence of a Liquidation Event or Monetization Event.

(d)          Except with the written consent of Fortress Partner, will not enter into any contract, agreement or transaction with any third party, including any Affiliate or any constituent party of the Partnership; provided that, in the event Fortress Partner consents to such contract, agreement or transaction, the terms and conditions of such contract, agreement or transaction must be commercially reasonable and substantially similar to those that would be available on an arm’s length basis with unrelated third parties.

(e)          Has not made and will not make any loans or advances to any third party, including any Affiliate or constituent party of the Partnership or any Partner, and shall not acquire obligations or securities of an Affiliate of any Partner.

(f)          Is and will remain solvent and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, without requiring any additional capital contribution from any Partner.

(g)          Will not violate the terms of its Certificate and the Limited Partnership Agreement.

(h)          Has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and it will not amend, modify or otherwise change the Certificate or the Limited Partnership Agreement without the unanimous prior written consent or ratification of the Limited Partners.

(i)          Will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party and will file its own separate Tax returns. It will maintain its books, records, resolutions and agreements as official records.

(j)          Will be, and at all times will hold itself out to the public as, a legal Entity separate and distinct from any other Entity (including any Affiliate or any constituent party of the Partnership), will correct any known misunderstanding regarding its status as a separate Entity, will conduct its business in its own name, will not identify itself or any of its Affiliates as a division or part of the other and will maintain and utilize a separate telephone number and separate stationery, invoices and checks.

(k)          Will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, without requiring any additional capital contribution from any Partner.

(l)          Will not commingle the funds and other assets of the Partnership with those of any Affiliate or constituent party of the Partnership, or any affiliate of any constituent party of the Partnership, or any other Person.

Exhibit I

(m)          Has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual asset or assets, as the case may be, from those of any Affiliate or constituent party of the Partnership, or any affiliate of any constituent party of the Partnership, or any other Person.

(n)          Will not pledge its assets and does not and will not hold itself out to be responsible for the debts or obligations of any other Person, other than pursuant to the Pledge and Security Agreement (SPE).

(o)          Will pay any liabilities out of its own funds, including salaries of any employees.

(p)          Will maintain a sufficient number of employees in light of its contemplated business operations.

(q)          Will not guarantee or become obligated for the debts of any other Person, other than pursuant to the Guaranty of Payment made by the Partnership in favor of Fortress Credit Co LLC or its assignee.

(r)          Will not form, acquire or hold any subsidiary.

Exhibit I	-2-

EXHIBIT J - PERFECTION CERTIFICATE

See attached.

Exhibit J

EXHIBIT K - BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

BORROWER:	Crossroads Systems, Inc.	DATE:
LENDER:	Fortress Credit Co LLC

I hereby certify, on behalf of Borrower and in my capacity as an officer of the Borrower, and not in an individual capacity, as of the date set forth above:

1.          I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2.          Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3.          Attached hereto is a true, correct and complete copy of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the State of Delaware. Such Certificate of Incorporation has not been amended, annulled, rescinded, revoked or supplemented, and remains in full force and effect as of the date hereof.

4.          Attached hereto is a true, correct and complete copy of Borrower’s bylaws as in full force and effect as of the date hereof (the “Bylaws”). There have been no further amendments to the attached Bylaws nor have any such amendments been approved by Borrower’s board of directors or shareholders, and the same remain in full force and effect as of the date hereof.

5.          Attached hereto is a true, correct and complete copy of Crossroads Systems (Texas), Inc.’s (“TX Subsidiary”) Articles of Incorporation (including amendments), as filed with the Secretary of State of the State of Texas. Such Articles of Incorporation has not been amended, annulled, rescinded, revoked or supplemented, and remains in full force and effect as of the date hereof.

6.          Attached hereto is a true, correct and complete copy of TX Subsidiary’s Bylaws. There have been no further amendments to the attached Bylaws nor have any such amendments been approved by TX Subsidiary’s board of directors or shareholder, and the same remain in full force and effect as of the date hereof.

7.          The attached resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Lender may rely on them until Lender receives written notice of revocation from Borrower.

8.          RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

9.          The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

Exhibit K

By:

Name:

Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the _________________________ of Borrower, hereby certify as to paragraphs 1 through 8 above, as

[Print Title]

of the date set forth above.

By:

Name:

Title:

Exhibit K	-2-